EX-99.1

FOR IMMEDIATE RELEASE
Date:      July 1, 2005
Contact:  Donald F. Holt, EVP/CFO
(717) 920-5801, Fax (717) 920-1683

                  COMMUNITY BANKS AND PENNROCK FINALIZE MERGER


Harrisburg,  PA - The Board of  Directors of Community  Banks,  Inc.  (Listed on
NASDAQ: CMTY) today announced the consummation of its merger with PennRock Financial Services Corp (NASDAQ: PRFS), parent company of Blue Ball National Bank. This combination has resulted in the blending of two franchises that currently boast nearly $3.5 billion in combined assets and over 70 branch offices in 11 counties throughout the geographic center of Pennsylvania; extending from the Pocono region in the north to just across the Pennsylvania and Maryland border. Pursuant to the merger, Community has now become the 8th largest bank holding company headquartered in the Commonwealth of Pennsylvania, a substantial jump from its current 12th place ranking.

"Due to the untiring efforts of our employees, and the loyalty of our valued customers from both PennRock and Community, our new franchise is now in a position to assume an even more prominent role in the delivery of financial services to the most vibrant areas of Pennsylvania and northern Maryland", said Eddie L. Dunklebarger, President and CEO of Community Banks, Inc. "We are extremely optimistic about the future of our newly-constructed financial services franchise, which has been built on the foundation of local people making local decisions in the communities that we serve."

Both Community and PennRock have been among the fastest-growing banks in the Central Pennsylvania market. Growth has been influenced by the favorable demographics within their attractive primary markets, the positive effect of organic office expansion, and by the acquisition of a number of integrated financial service businesses. Furthermore, both franchises have benefited from the diminishing presence of larger banks that are no longer headquartered within the region.

Prior to the consummation, Community has recorded certain non-recurring and merger-related expenses that will be reflected in second quarter results in 2005 that are expected to be released on or near July 18. Operating results for the newly-combined Community and PennRock will commence on July 1, 2005. The 2005 third quarter results will represent the first full quarter of combined operating results on a post-consummation basis. In addition to the aforementioned expenses, Community also completed a balance sheet restructuring, involving the repayment of certain debt, to coincide with the consummation in order to maximize operating profits on a prospective basis. As a consequence, Community expects to record substantially less net income in the second quarter of 2005 than for the same period in 2004.



"Throughout the integration process, our twofold goal was to work together for a seamless transition for our customers, employees and communities and, secondly, to make certain that we are positioned to `hit the ground running' in the second half of 2005 and at the beginning of 2006," said Mr. Dunklebarger. "While there will be some additional coordination and consolidation that will need to take place prior to the end of this calendar year, we believe we are on track to meet our expectations in regards to the efficiencies realized from the merger."

This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.